Exhibit 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-136804 of Quadriga Superfund, L.P. — Series A and Series B on Form S-1 of our report dated March 29, 2007, related to the financial statements of Quadriga Superfund, L.P. — Series A and Series B as of and for the years ended December 31, 2006 and 2005 and of our report dated May 10, 2007, related to the statement of financial condition of Superfund Capital Management, Inc. as of December 31, 2006, both appearing in the Prospectus and Disclosure Document, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
June 19, 2007